Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion and incorporation by reference in the registration statement on Form F-4 of Eurasian Minerals Inc. (the “Company”) of our report dated July 19, 2011 (except as to Note 18 which is as of January 23, 2012) on the consolidated balance sheets as at March 31, 2011 and 2010 and the consolidated statements of operations, cash flows, comprehensive loss and accumulated other comprehensive income and shareholders’ equity for the years ended March 31, 2011, 2010 and 2009 and for the cumulative period from inception on August 21, 2001 to March 31, 2011.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

March 13, 2012